EXHIBIT 10.42

EMPLOYEE

CONFIDENTIALITY, INVENTION ASSIGNMENT

AND NON-COMPETE AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETE AGREEMENT (“Agreement”) is made as of the date set forth on the signature page below between Inspire Pharmaceuticals, Inc. (“Inspire”), and the person whose name is set forth on the signature page below as Employee (“Employee”).

In consideration of Employee’s employment or continued employment by Inspire, with the intention that this Agreement shall apply to the entire period of Employee’s employment with Inspire (including the period prior to the date of this Agreement), Employee hereby agrees as follows:

1. CONFIDENTIAL INFORMATION DEFINED. “Confidential Information” means trade secrets, proprietary information and materials, and confidential knowledge and information which includes, but is not limited to, matters of a technical nature (such as discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, diagrams, test data, scientific methods and know-how, and materials such as reagents, substances, chemical compounds, subcellular constituents, cell or cell lines, organisms and progeny, and mutants, derivatives or replications derived from or relating to any of the foregoing materials), and matters of a business nature (such as the identity of customers and prospective customers, the nature of work being done for or discussed with customers or prospective customers, suppliers, marketing techniques and materials, marketing and development plans, pricing or pricing policies, financial information, plans for further development, and any other information of a similar nature not available to the public).

“Confidential Information” shall not include information that: (a) was in Employee’s possession or in the public domain before receipt from the Company, as evidenced by the then existing publication or other public dissemination of such information in written or other documentary form; (b) becomes available to the public through no fault of Employee; (c) is received in good faith by Employee from a third party who is not subject to an obligation of confidentiality to the Company or any other party; or (d) is required by a judicial or administrative authority or court having competent jurisdiction to be disclosed by Employee, provided that Employee shall promptly notify the Company and allow the Company a reasonable time to oppose or limit such order.

2. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF INSPIRE. Employee acknowledges that, during the period of Employee’s employment with Inspire, Employee has had or will have access to Confidential Information of Inspire. Therefore, Employee agrees that both during and after the period of Employee’s employment with Inspire, Employee shall not, without the prior written approval of Inspire, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of Inspire to any person or entity, or (b) use any Confidential Information of Inspire for any purpose or for the benefit of any person or entity, except as may be necessary in the performance of Employee’s work for Inspire.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF OTHERS. Employee acknowledges that, during the period of Employee’s employment with Inspire, Employee may have had or will have access to Confidential Information of third parties who have given Inspire the right to use such Confidential Information, subject to a non-disclosure agreement between Inspire and such third party. Therefore, Employee agrees that both during and after the period of Employee’s employment with Inspire, Employee shall not, without the prior written approval of Inspire, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of such third parties to any person or entity, or (b) use any Confidential Information of such third parties for any purpose or for the benefit of any person or entity, except as may be necessary in the performance of Employee’s work for Inspire.

4. PROPERTY OF INSPIRE. Employee acknowledges and agrees that all Confidential Information of Inspire and all reports, drawings, blueprints, materials, data, code, notes and other documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential or proprietary, made or compiled by Employee, or made available to Employee, during the period of Employee employment with Inspire (including the period prior to the date of this Agreement) concerning Inspire’s Confidential Information are and shall remain Inspire’s property and shall be delivered to Inspire within five (5) business days after the termination of such employment with Inspire or at any earlier time on request of Inspire. Employee shall not retain copies of such Confidential Information, documents and records.

5. PROPRIETARY NOTICES. Employee shall not, and shall not permit any other person to, remove any proprietary or other legends or restrictive notices contained in or included in any Confidential Information.

6. INVENTIONS.

(a) Employee shall promptly, from time to time, fully inform and disclose to Inspire in writing all inventions, copyrightable material, designs, improvements and discoveries of any kind which Employee now has made, conceived or developed (including prior to the date of this Agreement), or which Employee may later make, conceive or develop, during the period of Employee’s employment with Inspire, which pertain to or relate to Inspire’s business or any of the work or businesses carried on by Inspire (“Inventions”). This covenant applies to all such Inventions, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection; and whether or not they are conceived and/or developed by Employee alone or with others; and whether or not they are conceived and/or developed during regular working hours; and whether or not they are conceived and/or developed at Inspire’s facility or not.

(b) Inventions shall not include any inventions made, conceived or developed by Employee prior to Employee’s employment with Inspire, a complete list of which is set forth on Schedule A attached.

(c) All Inventions shall be the sole and exclusive property of Inspire, and shall be deemed part of the Confidential Information of Inspire for purposes of this Agreement, whether or not fixed in a tangible medium of expression. Employee hereby assigns all Employee’s rights in all Inventions and in all related patents, copyrights and trademarks, trade secrets and other proprietary rights therein to Inspire. Without limiting the foregoing, Employee agrees that any copyrightable material shall be deemed to be “works made for hire” and that Inspire shall be deemed the author of such works under the United States Copyright Act, provided that in the event and to the extent such works are determined not to constitute “works made for hire”, Employee hereby irrevocably assigns and transfers to Inspire all right, title and interest in such works.

(d) Employee shall assist and cooperate with Inspire, both during and after the period of Employee’s employment with Inspire, at Inspire’s sole expense, to allow Inspire to obtain, maintain and enforce patent, copyright, trademark, trade secret and other legal protection for the Inventions. Employee shall sign such documents, and do such things necessary, to obtain such protection and to vest Inspire with full and exclusive title in all Inventions against infringement by others. Employee hereby appoints the Secretary of Inspire as Employee’s attorney-in-fact to execute documents on Employee’s behalf for this purpose.

(e) Employee shall not be entitled to any additional compensation for any and all Inventions made during the period of Employee’s employment with Inspire.

7. COVENANT NOT TO COMPETE. If Employee is, at any time during Employee’s period of employment with Inspire, employed in the discovery or development areas of the Company in a non-clerical position, or as a director level or higher level senior manager of the Company, then this Section 7 shall apply. Employee and Inspire agree that the services rendered by the Employee are unique and irreplaceable, and that competitive use and knowledge of any Confidential Information would substantially and irreparably injure Inspire’s business, prospects and good will. Employee and Inspire also agree that Inspire’s business is global in nature due to the type of products and/or services being provided. Therefore, Employee agrees that during the period of Employee’s employment with Inspire and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

(a) develop, sell, market, offer to sell products and/or services anywhere in the world that have the same or similar technological approach or technology platform (e.g., same receptors (such as P2Y), same mechanism of action (such as mucociliary clearance)) as those being developed, offered or sold by Inspire on the date of the termination of Employee’s employment with Inspire for any reason;

(b) solicit, induce, encourage or attempt to induce or encourage any employee or consultant of Inspire to terminate his or her employment or consulting relationship with Inspire, or to breach any other obligation to Inspire;

(c) solicit, interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between Inspire and any consultant, contractor, customer, potential customer, or supplier of Inspire; or

(d) engage in or participate in any business in the same industry as Inspire which is conducted under any name that shall be the same as or similar to the name of Inspire or any trade name used by Inspire.

Employee acknowledges that the foregoing geographic, activity and time limitations contained in this Section 7 are reasonable and properly required for the adequate protection of Inspire’s business. In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, Employee shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable. In the event that Employee is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

8. REPRESENTATIONS. Employee represents that Employee has the right to enter into this Agreement, and that Employee’s performance of all the terms of this Agreement and his duties as an employee of Inspire will not breach any confidential information agreement, non-competition agreement or other agreement with any former employer of his services, either as an employee, consultant, contractor or independent contractor, or with any other party. Employee represents that Employee will not disclose to Inspire any trade secrets or confidential or proprietary information of any third party that are not generally available to the public.

9. DISCLOSURE OF THIS AGREEMENT. Employee hereby authorizes Inspire to notify others, including but not limited to customers of Inspire and any of Employee’s future employers, of the terms of this Agreement and Employee’s responsibilities under this Agreement.

10. SPECIFIC PERFORMANCE. Employee acknowledges that money damages alone would not adequately compensate Inspire in the event of a breach or threatened breach by Employee of this Agreement, and that, in addition to all other remedies available to Inspire at law or in equity, Inspire shall be entitled to injunctive relief for the enforcement of its rights and to an accounting of profits made during the period of such breach.

11. NO RIGHTS GRANTED. Employee understands that nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by Inspire to the employee of any license or other right under any patent, patent application or other intellectual property right or interest belonging to Inspire.

12. SEVERABILITY.

(a) Each of the covenants provided in this Agreement are separate and independent covenants. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

(b) It is not a defense to the enforcement of any provision of this Agreement that Inspire has breached or failed to perform any obligation or covenant hereunder or under any other agreement or understanding between Employee and Inspire.

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflict of law rules. All suits and claims shall be made only in state or federal courts located in North Carolina.

14. SUPERSEDES OTHER AGREEMENTS. This Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter.

15. AMENDMENTS. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated in whole or in part except by an instrument in writing, agreed to and signed by the Employee and a duly authorized officer of Inspire.

16. ACKNOWLEDGEMENTS. THE EMPLOYEE ACKNOWLEDGES THAT (i) THE EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT; (ii) THE EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS; (iii) THE

EMPLOYEE HAS RECEIVED A COPY OF THIS AGREEMENT, THE ORIGINAL OF WHICH WILL BE RETAINED IN THE EMPLOYEE’S PERSONNEL FILE; AND (iv) THE EMPLOYEE’S OBLIGATIONS UNDER THIS AGREEMENT SURVIVE THE TERMINATION OF THE EMPLOYEE’S EMPLOYMENT WITH INSPIRE FOR ANY REASON.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

INSPIRE PHARMACEUTICALS, INC.
4222 Emperor Boulevard
Durham, North Carolina 27703

By:	/s/ Christy L. Shaffer
Christy L. Shaffer, Ph.D.,
Chief Executive Officer

EMPLOYEE:	Barry G. Pea
(Print Name)

/s/ Barry G. Pea
(Signature Here)

Date:	10/11/04
Address:	137 New Castle Drive
Chapel Hill, NC 27517

SCHEDULE A

PRIOR INVENTIONS